Exhibit 2.01

Extractive Sector Transparency Measures Act - Annual Report
Reporting Entity Name	McEwen Mining Inc.

Reporting Year	From	2024-01-01	To:	2024-12-31	Date submitted	2025-05-30

Reporting Entity ESTMA Identification Number	E340607

Other Subsidiaries Included (optional field)	McEwen Mining - Minera Andes Acquisitions ULC, 10393444 Canada Inc., McEwen Mining Nevada Inc., Tokin Springs LLC, BH Minerals USA, Inc., Compania Minera Pangea S.A. de C.V.

For Consolidated Reports - Subsidiary Reporting Entities Included in Report:

Not Substituted

Attestation by Reporting Entity

In accordance with the requirements of the ESTMA, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above. Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity	Perry Ing	Date	2025-05-30
Position Title	Chief Financial Officer

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	2024-01-01	To:	2024-12-31
Reporting Entity Name	McEwen Mining Inc.				Currency of the Report	USD
Reporting Entity ESTMA Identification Number	E340607
Subsidiary Reporting Entities (if necessary)

Payments by Payee
Country	Payee Name(1)	Departments, Agency, etc… within Payee that Received Payments(2)	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes(3)(4)
United States of America	The Municipality of Eureka		570,000	-	50,000	-	-	-	-	620,000	- Taxes and fees paid to Eureka County, in U.S. dollars.
United States of America	The State of Nevada		460,000	-	150,000	-	-	-	-	610,000	- Taxes and fees paid to the State of Nevada, in U.S. dollars.
United States of America	Bureau of Land Management		-	-	1,160,000	-	-	-	-	1,160,000	- Fees paid to the Bureau of Land Management, in U.S. dollars.
Canada	Canada Revenue Agency		710,000	-	-	-	-	-	-	710,000	- Taxes paid to Canada Revenue Agency in Canadian dollars. - Canadian dollar is converted to U.S. dollar using the 2024 annual average rate (1 CDN$ = 0.7302 USD$).
Canada	Apitipi Anicinapek Nation		-	-	170,000	-	-	-	-	170,000	- Fees paid to Apitipi Anicinapek Nation in Canadian dollars. - Canadian dollar is converted to U.S. dollar using the 2024 annual average rate (1 CDN$ = 0.7302 USD$).
Canada	The Municipality of Black River	Black River Matheson	190,000	-	-	-	-	-	-	190,000	- Taxes paid to the Municipality of Black River in Canadian dollars. - Canadian dollar is converted to U.S. dollar using the 2024 annual average rate (1 CDN$ =0.7302 USD$).
Mexico	Federal Government of Mexico	Tesorería de la Federación	-	-	1,400,000	-	-	-	-	1,400,000	- Fees paid to the Tesorería de la Federación in Mexican Peso. - Mexican Peso converted to U.S. dollar using the 2024 annual average rate (1 MXP$ = 0.05493 USD$).
Argentina	Administracion Federal de Ingresos Publicos		240,000	-	-	-	-	-	-	240,000	- Taxes paid to the Administracion Federal de Ingresos Publicos in Argentine Peso. - Argentine Peso converted to U.S. dollar using the 2024 annual average rate (1 ARS$ = 0.00109 USD$).
Additional Notes(3):

- All reported payments have been rounded to the nearest USD$10,000;

- The report includes payments made by the following non-reporting subsidiaries (McEwen Mining - Minera Andes Acquisitions ULC, 10393444 Canada Inc., McEwen Mining Nevada Inc., Tokin Springs LLC, BH Minerals USA, Inc., Compania Minera Pangea S.A. de C.V.) have been included in McEwen Mining Inc’s (E340607) report.

[1] Enter the proper name of the Payee receiving the money (i.e. the municipality of x, the province of y, national government of z).
[2] Optional field.
[3] When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.

[4] Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the Additional notes row or the Notes column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	2024-01-01	To:	2024-12-31
Reporting Entity Name	McEwen Mining Inc.					Currency of the Report USD
Reporting Entity ESTMA Identification Number	E340607
Subsidiary Reporting Entities (if necessary)
Payments by Project
Country	Project Name(1)	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes(2)(3)
Canada	Fox Complex	190,000	-	170,000	-	-	-	-	360,000	- Taxes and fees paid in Canadian dollars. - Canadian dollar is converted to U.S. dollar using the 2024 annual average rate (1 CDN$ = 0.7302 USD$).
United States of America	Gold Bar 306	1,030,000	-	190,000	-	-	-	-	1,220,000	- Taxes and fees paid are in U.S. Dollars.
United States of America	Gold Bar 307	-	-	530,000	-	-	-	-	530,000	- Fees paid are in U.S. Dollars.
United States of America	Gold Bar South 317	-	-	40,000	-	-	-	-	40,000	- Fees paid are in U.S. Dollars.
United States of America	Tonkin 101	-	-	320,000	-	-	-	-	320,000	- Fees paid are in U.S. Dollars.
United States of America	Cornerstone 207	-	-	10,000	-	-	-	-	10,000	- Fees paid are in U.S. Dollars.
United States of America	Slaven Canyon 313	-	-	10,000	-	-	-	-	10,000	- Fees paid are in U.S. Dollars.
United States of America	South Midas 315	-	-	30,000	-	-	-	-	30,000	- Fees paid are in U.S. Dollars.
United States of America	New Pass 310	-	-	20,000	-	-	-	-	20,000	- Fees paid are in U.S. Dollars.
United States of America	Lookout Mountain Project	-	-	100,000	-	-	-	-	100,000	- Fees paid are in U.S. Dollars.
United States of America	Oswego Project	-	-	50,000	-	-	-	-	50,000	- Fees paid are in U.S. Dollars.
United States of America	Windfall Project	-	-	60,000	-	-	-	-	60,000	- Fees paid are in U.S. Dollars.
Mexico	Fenix	-	-	1,400,000	-	-	-	-	1,400,000	- Fees paid to the Treasury of the Federation in Mexican Peso. - Mexican Peso converted to U.S. Dollar using the 2024 annual average rate (1 MXP$ = 0.05493 USD$).
Argentina	Los Azules	530,000	-	-	-	-	-	-	530,000	- Taxes paid in Argentine Peso. - Argentine Peso converted to U.S. dollar using the 2024 annual average rate (1 ARS$ = 0.00109 USD$).
Additional Notes(3):

- All reported payments have been rounded to the nearest USD$10,000

- The report includes payments made by the following non-reporting subsidiaries (McEwen Mining - Minera Andes Acquisitions ULC, 10393444 Canada Inc., McEwen Mining Nevada Inc., Tokin Springs LLC, BH Minerals USA, Inc., Compania Minera Pangea S.A. de C.V.) have been included in McEwen Mining Inc’s (E340607) report.

[1] Enter the project that the payment is attributed to. Some payments may not be attributable to a specific project, and do not need to be disclosed in the "Payments by Project" table.
[2] When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.

[3] Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the "Additional Notes" row or the "Notes" column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.